EXHIBIT 12.4

                      WEST TEXAS UTILITIES COMPANY
                   RATIO OF EARNINGS TO FIXED CHARGES
             FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1996
                        (Thousands Except Ratio)
                               (Unaudited)

Operating Income                                              $54,590

Adjustments:
  Income taxes                                                  9,927
  Provision for deferred income taxes                           1,775
  Deferred investment tax credits                              (1,321)
  Utility plant development costs, net of tax                 (10,917)
  Other income and deductions                                    (150)
  Allowance for borrowed and equity funds
    used during construction                                    1,177

        Earnings                                              $55,081


Fixed Charges:
  Interest on long-term debt                                  $22,385
  Interest on short-term debt and other                         4,911

        Fixed Charges                                         $27,296


Ratio of Earnings to Fixed Charges                               2.02
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